Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of June, 2011 (the "Effective Date"), by and between Andrew Kennedy Lang an individual residing at the address listed in Exhibit "A" ("Executive") and Labrador Search Corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer under the terms set forth herein and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.          Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Chief Executive Officer ("CEO") and, until such time as the Company hires a full-time employee to serve as its Chief Technology Officer ("CTO"), the CTO. The duties and responsibilities of Executive shall include the duties and responsibilities normally associated with such positions and such other duties and responsibilities consistent with such positions as the Board may from time to time reasonably assign to Executive. At all times during the Employment Period, the Executive shall report directly to the Company's Board of Directors (the "Board").

In addition, the Company agrees that Executive shall serve as a member of the Board at all times during the Employment Period.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other company as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.

2.          Term. The term of this Agreement shall commence on the Effective Date and continue for a period of eighteen (18) months. It is the intention of the parties to negotiate and enter into a new employment agreement prior to the expiration of the Employment Period (defined below), but to the extent a new agreement is not executed within such time frame, this Agreement shall be automatically renewed for successive one year periods unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial eighteen (18) month term plus renewals, if any.

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3.          Place of Employment. Executive's services shall be performed at the Company's offices located at 120 Broadway, 40th Floor, New York and any other locus where the Company and Executive mutually agree is an acceptable location from which Executive's services may be performed. The parties acknowledge that any location in the Borough of Manhattan, City of New York, is an acceptable location. The parties further acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.          Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $100,000.00. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Base Salary shall be increased (a) to $250,000.00 in the event the Company successfully completes a private placement of its securities in which the Company realizes net proceeds of at least $2 million (excluding any proceeds from any parties listed in Exhibit "B") (the "Private Placement"), and (b) to $385,000 in the event that (i) the Company successfully completes an initial public offering of its securities (the "IPO") and (ii) the Company realizes net proceeds of at least $7 million from the sum of the Private Placement and the IPO (excluding any proceeds received from any parties listed in Exhibit "B"). Such increases shall take effect immediately as of the consummation of the Private Placement and the IPO, as the case may be.

The Compensation Committee (the "Compensation Committee") of the Board (or by the independent members of the Board, if there is no Compensation Committee) shall review the Executive's Base Salary annually after the conclusion of the initial eighteen (18) month term and shall make a recommendation to the Board as to whether such Base Salary should be increased. The determination of whether to increase the Base Salary shall be within the Board's sole discretion.

5.          Bonuses. During the Employment Period, the Executive shall be eligible to receive an annual performance-based bonus (the "Bonus"), which shall be based upon the achievement of Company and individual objectives established by the Compensation Committee (or the independent members of the Board, if there is no Compensation Committee) after consultation with the Executive. Bonus determinations shall be made at the end of each calendar year during the Employment Period and paid on or before March 15 of the following year.

6.          Expenses. Executive shall be entitled to prompt reimbursement by the Company for the costs and expenses incurred by Executive and his family in connection with his relocation to New York City, up to a maximum accrued amount of $30,000 including, without limitation, moving charges, shipping and storage costs, temporary housing (if any), airfare, and costs associated with actual lease termination. Executive shall provide the Board and/or its designees with appropriate backup documentation reflecting such expenses prior to being reimbursed. Executive shall also be entitled to reimbursement for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. In connection with his duties and responsibilities, the Company shall cause a credit card to be issued to Executive to be used by the Executive in a manner consistent with the performance of his duties and Company policies and procedures. The Executive shall be responsible for any charges made to the credit card that are deemed by the Board of Directors to be inconsistent with the performance of his duties and Company policies and procedures.

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7.          Other Benefits and Indemnification.

(a)     During the term of this Agreement, the Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, to the extent they exist "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's executive employees.

(b)     The Company hereby covenants and agrees to indemnify Executive and hold Executive harmless fully, completely, and absolutely (to the maximum extent allowed by law) against and in respect to any and all threatened or actual actions, suits, proceedings, claims, demands, investigations, judgments, costs, expenses (including settlement and/or reasonable attorney's fees), losses, and damages resulting from (1) the fact that Executive is or was a director, officer, employee,  or manager of the Company, or (2)  Executive's good faith performance of his duties and obligations under the terms of this Agreement.  The indemnification obligations set forth herein apply regardless of the nature of the legal matter (i.e., whether it is civil, criminal, administrative, investigative, appellate or other).  Reasonable costs and expenses incurred by Executive in defense of any such litigation (including reasonable attorneys' fees) shall be paid by the Company as they are incurred and in advance of the final disposition of such litigation upon receipt by the Company of (i) a written request for payment and (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought.  In addition to the above, prior to the closing of the Private Placement, the Company shall maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other trust or other enterprise which such person serves at the request of the Company, Executive shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.  Such indemnification set forth herein shall continue as to the Executive even if he has ceased to be a director, member, employee or manager of the Company and shall inure to the benefit of the Executive's heirs, executors and administrators. Executive also shall be entitled to the indemnification protection afforded under the Company's by-laws or articles of organization, as applicable.

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8.          Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata quarterly basis, twenty (20) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year.

9.          Termination of Employment.

(a)     General.  The Employment Period shall terminate upon the earliest to occur of: (i) Executive's death, (ii) a termination by reason of Executive's Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, or (vi) the Company's or Executive's election not to renew the Employment Period.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code, (the “Code”)) upon a termination of employment shall be delayed until such time as Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 9 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive's ultimate "separation from service."

(b)     Death. If Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination, (ii) any accrued but unused vacation pay, (iii) any unpaid declared Bonus, (iv) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (v) any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (collectively, the "Accrued Obligations"). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)     Disability. In the event that during the Employment Period the Executive is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

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(d)     Cause.

(1)     At any time during the Employment Period, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. Such termination shall be effective immediately following the satisfaction of any notice provisions required in this Section.

"Cause" as used in this Agreement shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive's death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) violation of Sections 10, 11 or 13 of this Agreement, or (d) fraud, dishonesty or gross misconduct, which is materially and demonstratively injurious to the Company. Termination under clauses (b), (c) or (d) of this Section 9(d)(1) shall not be subject to cure.

(2)     Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)     Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or any conversions of any securities convertible into Common Stock, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f)     Good Reason.

(1)     At any time during the Employment Period, subject to the conditions set forth in Section 9(f)(2) below, the Executive may terminate this Agreement and the Executive's employment with the Company for Good Reason. "Good Reason" as used in this Agreement shall mean the occurrence of any of the following events: (A) the assignment, without the Executive's consent, to the Executive of duties that are significantly different from, or that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive's consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) a reduction in Executive's Base Salary; (D) the Company's requirement that Executive regularly report to work in a location that is more than thirty miles from the Company’s New York office as of the date of this Agreement, without the Executive's consent; or (E) a material breach by the Company of this Agreement.

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(2)     The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)     In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors): (A) the Accrued Obligations; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period following the termination of employment, of: (i) a minimum of three (3) months, if the Executive has worked for a period up to three (3) months; (ii) the number of days the Executive actually worked, if Executive worked more than three (3) months but less than six (6) months; or (iii) twelve (12) months, if Executive worked longer than six (6) months; (C) a Base Salary of: (i) three (3) months of Base Salary (in all instances, as such Base Salary is in effect immediately prior to the Executive's termination hereunder), if the Executive has worked for a period of up to three (3) months; (ii) an amount of Base Salary equal to the number of days the Executive actually worked, if Executive has worked more than three (3) months but less than six (6) months; or (iii) twelve (12) months of Base Salary, if Executive has worked longer than six (6) months and (D) a pro rata Bonus payment, payable in a lump sum, for the year in which Executive’s employment is terminated, which shall be pro rated based upon the number of full weeks worked by Executive in such year and calculated as the greater of (i) the Bonus paid to Executive in the calendar year immediately prior to the year in which his employment is terminated and (ii) the Bonus payable to Executive in the year in which his employment is terminated based upon the achievement of Company and/or individual objectives established for the achievement of a Bonus in such year. All payments due hereunder shall be payable according to the Company's standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

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(g)     Without "Good Reason" by Executive or Without "Cause" by the Company and Upon Election Not to Renew.

(i)     By the Executive. At any time during the Employment Period, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason by providing prior written notice of at least thirty (30) calendar days to the Company. Upon termination by the Executive of this Agreement and the Executive's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii)     By the Company. At any time during the Employment Period, the Company shall be entitled to terminate this Agreement and the Executive's employment with the Company without Cause by providing prior written notice of at least thirty (30) calendar days to the Executive. Upon termination by the Company of this Agreement and the Executive's employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 9(f)(3). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iii)     Upon Election Not to Renew. If either party provides the other with notice of an election not to renew the Employment Period in accordance with, and subject to the prior notice provision contained in, Section 2 hereof, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations.

(h)     Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary

(i)     Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive's employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the "Delay Period"). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(ii)     Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

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(iii)     To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

10.          Confidential Information.

(a)     Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, legal plans, and business plans, provided such information is not in or does not hereafter become part of the public domain. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 10 shall survive the termination of the Executive's employment hereunder.

(b)     The Executive affirms that he has complied with and will continue to comply with any valid contractual obligations arising out of any prior employment.

(c)     In the event that the Executive's employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

11.          Covenant Not To Compete or Solicit.

(a)     The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agree, and accordingly, the Executive does hereby agree, that, subject to Section 11(h) below, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in Section 11(e) below):

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(i)     engage in any line of business in which the Company was engaged or had a formal plan to enter during the period of Executive's employment with the Company, including but not limited to the business of intellectual property licensing, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party;

(ii)     accept any form of consideration from, or enter into any employment, consulting or other relationship with, any company that could reasonably require a license for use of any of the Company's property; or

(iii)     solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor, or agent of the Company.

(b)     The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Employment Period and during the Restricted Period, solicit any clients of the Company.

(c)     If any of the restrictions contained in this Section 11 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d)     This Section 11 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e)     The term "Restricted Period," as used in this Section 11, shall mean the period of the Executive's actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Company. The term "Restricted Area" as used in this Section 11 shall mean worldwide.

(f)     The provisions of this Section 11 shall survive the termination of the Executive's employment hereunder and until the end of the Restricted Period.

(g)     The Company may increase the term of the Restricted Period in its sole discretion for up to an additional twelve (12) months provided (a) Executive is notified of the desire in writing 90 days after the Restricted Period has commenced or 180 days prior to its expiration.

(h)     Notwithstanding anything to the contrary contained herein, upon termination of the Employment Period, the Company shall inform the Executive of its decision whether or not to enforce the provisions of this Section 11. In the event the Company elects to enforce the provisions of this Section 11, then the Company shall pay Executive his monthly Base Salary in effect as of the date of termination during the term of such enforcement; provided, however, that the Company shall have the right to stop the enforcement of this Section 11 at any time upon 60 days’ prior notice to the Executive. The Company’s election not to enforce the provisions of Section 11 or to truncate the noncompete period in accordance with this Section 11(h) shall not excuse or otherwise adversely effect the Company’s obligation, if any, to pay severance upon a termination of Executive’s employment as provided under Section 9.

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12.          Intellectual Property.

(a)     Any improvements, inventions, expressions, information, data, databases, user interfaces, websites, new techniques, processes, programs or products that may be made or developed by Executive during the course of employment with Company or resulting from work Executive performs for Company shall be deemed to have been made or developed solely for the benefit of Company and shall be the sole and exclusive property of Company. Executive shall promptly communicate and disclose to Company any and all such improvements, inventions, new techniques, processes, programs or products, whether or not patentable.

(b)     Executive acknowledges that all original works of authorship, including without limitation textual materials, graphical works, software, manuals and documentation, that are created by Executive during and within the scope of employment with Company are and shall be "works-for-hire" and the sole property of Company.

(c)     In order to further effectuate the terms of this Agreement, Executive hereby assigns and agrees to assign in the future to Company all of Executive's right, title and interest in and to patents, copyrights, trademarks and all other proprietary interests in any process, program, expression, technique, product, research item, text, information, invention or other improvement which Executive has developed or may develop during the course of employment by, or which results from work Executive did or does for, Company.

(d)     Executive shall not, during or after the course of employment with Company, use or disclose to any other person or entity any process, program, expression, technique, product, research item, text, data, database, information, invention or other improvement referenced in this Section.

(e)     The provisions of this Section 12 shall not apply to any inventions, developments, works of authorship, improvements, expressions, information, data, databases, user interfaces, websites, techniques, processes, methods, programs or products developed by Executive prior to his employment with the Company (“Prior Inventions”), which shall remain the sole and exclusive property of the Executive.

13.          Non-Disparagement.

During the Employment Period and for three (3) years after the termination of the Employment Period, for any reason, neither Executive nor his agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Company's officers, directors, employees or investors). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company's officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.

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14.          Miscellaneous.

(a)     The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)     Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)     This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)     Executive acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Executive warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

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(e)     This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)     If this Agreement is terminated for any reason, Sections 10, 11, 12 and 13 shall survive the termination of this Agreement.

(g)     In the event of litigation between the parties hereto regarding this Agreement, the prevailing party shall be entitled to recover the costs and fees, including reasonable attorney’s fees, incurred by such party in the litigation.

(h)     The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)     All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(j)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York.

(k)     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(l)     The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(m)     Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement, except that the Company shall reimburse the Executive for up to $5,000 for his legal fees. The Company shall pay the legal fees directly to the firm retained by Executive, Sanzone & McCarthy, LLP, within fifteen days of receipt of an invoice reflecting the total amount due.

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[Signature Page Follows]

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[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

/s/ Andrew Kennedy Lang
Andrew Kennedy Lang

LABRADOR SEARCH CORPORATION

By:	/s/ Alexander R. Berger
	Name:	Alexander R. Berger
	Title:	Authorized Signatory

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AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the "Amendment"), dated as of November 15, 2011, is entered into by and between Innovate/Protect, Inc., a Delaware corporation (the "Company"), and Andrew Kennedy Lang (the "Employee"), for purposes of amending the terms of that certain Employment Agreement, dated June 22, 2011 (the "Agreement").

WHEREAS, the Company and Employee desire to amend and clarify certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1.             All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.             The first paragraph of Section 4 of the Agreement entitled "Base Salary" is hereby deleted and replaced in its entirety as follows:

"Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $100,000.  The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.  The Base Salary shall be increased:

(A) to $250,000 in the event the Company successfully completes a private placement of its securities in which the Company realizes net proceeds of at least $2 million (excluding any proceeds from any parties listed in Exhibit "B") (the "Private Placement"), and

(B) to $385,000 in the event that:

(X)

(i) the Company successfully completes an initial public offering of the Company's common equity (the "IPO") or

(ii) a registration statement covering the distribution of the Company's common equity by the Company or its stockholders is declared effective by the Securities and Exchange Commission (the "Registration") or

(iii) the Company consummates a "reverse merger" transaction whereby the Company or its outstanding equity securities are acquired by a company that is a reporting company under the Securities Exchange Act of 1934, as amended, and whose securities are listed on a national securities exchange or quoted on a recognized securities quotation system (a "Reverse Merger"),

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(Y) the Company's common equity becomes listed on a national securities exchange or quoted on a recognized securities quotation system, and

(Z) the Company has realized aggregate net proceeds of at least $7 million from the combination of one or more previous and/or concurrent private placements (including the Private Placement), the Registration and/or the IPO (in each case, excluding any proceeds received from any parties listed in Exhibit "B").  Such increases shall take effect immediately as of the consummation of the event that triggers such increase in accordance with the immediately preceding sentence. For the avoidance of doubt, the defined terms in this Section shall only relate to this Agreement and such definitions shall not be incorporated into or relied upon in any other agreements to which the Company is a party."

3.            Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.

4.            Employee represents and agrees that he fully understands his right to discuss all aspects of this Amendment with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Amendment, that he is competent to execute this Amendment, that his agreement to execute this Amendment has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Amendment.

5.            This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

[Signature page follows.]

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[Signature Page to Amendment 1 to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INNOVATE/PROTECT, INC.

By:	/s/ Alexander R. Berger
Name:	Alexander R. Berger
Title:	Chief Operating Officer

/s/ Andrew Kennedy Lang
ANDREW KENNEDY LANG

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AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the "Amendment"), dated as of March 11, 2012, is entered into by and between Innovate/Protect, Inc., a Delaware corporation (the "Company"), and Andrew Kennedy Lang (the "Executive"), for purposes of amending the terms of that certain Employment Agreement, dated June 22, 2011 and amended by Amendment No. 1 to Employment Agreement dated November 15, 2011 (as amended the "Agreement").

WHEREAS, the Company and Executive desire to amend certain terms of the Agreement as set forth in this Amendment to comply with certain rules relating to the payment of performance-based compensation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1.             All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.             The following shall be added after the last sentence of Section 5.

"To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the "Policy") providing for the recovery from the Executive of any payment of incentive-based compensation paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive."

3.           Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.

4.            Executive represents and agrees that he fully understands his right to discuss all aspects of this Amendment with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Amendment, that he is competent to execute this Amendment, that his agreement to execute this Amendment has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Amendment.

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5.            This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

[Signature page follows.]

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[Signature Page to Amendment No. 2 to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INNOVATE/PROTECT, INC.

By:	/s/ Alexander R. Berger
Name:	Alexander R. Berger
Title:	Chief Operating Officer

/s/ Andrew Kennedy Lang
ANDREW KENNEDY LANG

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